EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1, of FUSE Science, Inc. (a Development Stage Company), of our report dated January 12, 2012 in which a going concern paragraph was included, on our audit of the financial statements of September 30, 2011 and the related statements of operations, stockholders’ deficiency and cash flows from the start of the development period (January 20, 2009) to September 30, 2011, and the references to us under the caption “Experts”.

PARITZ & COMPANY, P.A.
Paritz & Company, P.A.
Hackensack, New Jersey
May 25, 2012